Exhibit 2.1
FIRST AMENDMENT TO THE
AGREEMENT AND PLAN OF MERGER
by and between
GENERAL ELECTRIC CAPITAL CORPORATION
AND
ARDEN REALTY, INC.

          This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2006 (this “Amendment”), is made by and between, General Electric Capital Corporation, a Delaware corporation (“Parent”), and Arden Realty, Inc., a Maryland corporation (the “Company”).
          WHEREAS, Parent, the Company, Atlas Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Parent, Trizec Properties, Inc., a Delaware corporation, Trizec Holdings Operating LLC, a Delaware limited liability company (“TZ OP”), Atlas Partnership Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Company, and Arden Realty Limited Partnership, a Maryland limited partnership, have entered into that certain Agreement and Plan of Merger (the “Original Merger Agreement” and, as amended by this Amendment, the “Merger Agreement”) dated as of December 21, 2005;
          WHEREAS, in accordance with Section 11.04 of the Original Merger Agreement, Parent and the Company wish to amend certain terms and provisions of the Original Merger Agreement in connection with the execution and delivery of that certain Memorandum of Understanding, dated as of April 21, 2006, with respect to the litigation known as In re Arden Realty, Inc. Shareholder Litigation;
          WHEREAS, pursuant to Section 5.2(b) of that certain Purchase and Sale Agreement, dated as of December 19, 2005, as amended by the First Amendment to Purchase and Sale Agreement, dated as of December 21, 2005, between Parent and TZ OP, TZ OP has a right to consent, which consent shall not be unreasonably withheld or delayed, to any change in the

Termination Fee set forth in Section 10.03(b)(i) of the Original Merger Agreement, and Parent has obtained such consent from TZ OP; and
          WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Original Merger Agreement.
          NOW, THEREFORE, in consideration of the agreements and covenants set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Original Merger Agreement as follows:
1.	No Solicitation of Transactions.
a.	Clause (A) of Section 8.04(a)(ii) is hereby deleted in its entirety and replaced with:
(A) the Company Board determines in good faith (after having obtained sufficient preliminary information upon which to make such determination), that failure to do so could be inconsistent with the duties of the directors of the Company to the Company or its stockholders under applicable law.
b.	The references to “seventy-two (72) hours” in the second sentence and the last sentence of Section 8.04(b) are hereby deleted and replaced with “forty-eight (48) hours.”
2.	Termination Fees and Expenses. The reference to “$100.0 million” in Section 10.03(b)(i) is hereby deleted and replaced with “$80.0 million.”

3.	Entire Agreement. This Amendment, the Original Merger Agreement (together with the exhibits and schedules thereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, or any of them, with respect to the subject matter hereof and thereof.

4.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York. All Actions and proceedings arising out of or relating solely to this Amendment shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York state or federal court, for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. For purposes of clarification, matters with respect to the governing law of both the Original Merger Agreement and this Amendment shall be governed by Section 11.08 of the Original Merger Agreement.
5.	Representations and Warranties of the Company. The Company hereby represents and warrants to Parent that:
a.	The execution, delivery and performance by the Company of this Amendment are within the corporate powers of the Company and have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment.

b.	This Amendment has been duly and validly executed and delivered by the Company, and assuming that this Amendment constitutes the valid and binding obligation of Parent, this Amendment constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.
6.	Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that:
a.	The execution, delivery and performance by Parent of this Amendment are within the corporate powers of Parent and have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Amendment.

b.	This Amendment has been duly and validly executed and delivered by Parent, and assuming that this Amendment constitutes the valid and binding obligation of the Company, this Amendment constitutes the valid and binding obligations of Parent, enforceable in accordance with its terms.
7.	The Original Merger Agreement; Amendment Governs. Except as specifically amended hereby, the Original Merger Agreement shall continue in full force and effect in accordance with the provisions thereof in existence on the date hereof. Unless the context otherwise requires, after the date hereof, any reference to the Original Merger Agreement shall mean the Original Merger Agreement, as amended hereby. In the event of a conflict between the Original Merger Agreement and this Amendment, the terms and provisions of this Amendment shall govern.

8.	Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature page follows]

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL ELECTRIC CAPITAL
CORPORATION

By	/s/ Joseph E. Parsons
Name:	Joseph E. Parsons
Title:	Vice President

ARDEN REALTY, INC.

By	/s/ Richard S. Ziman
Name:	Richard S. Ziman
Title:	Chairman and Chief Executive
Officer

(Signature Page to First Amendment to the Agreement and Plan of Merger)